Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & COO

June 15, 2006	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

ANNOUNCES SECOND QUARTER DISTRIBUTION

AND APPOINTS NEW DIRECTOR;

SPECIAL MEETING OF UNIT HOLDERS NOT HELD

                Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that the partnership declared a quarterly cash distribution of five cents ($0.05) per Class A Unit at the June 2006 meeting of the Board of Directors of its general partner, ML Resources, Inc. (MLR). The distribution is equal to the previous rate, and will be paid on Tuesday, August 15, 2006 to the unit holders of record as of Friday, June 30, 2006. This distribution marks the 81st consecutive quarterly distribution, dating back to the inception of the Partnership in 1986.

                In other company news, James H. Case, Esq. retired as a director of ML Resources, Inc. Mr. Case was a founding director of the Partnership and served the company with distinction as both a director and legal counsel for 20 years. Russell “Rusty” Case, Esq. was appointed to the Board of Directors of ML Resources, Inc., effective June 12, 2006, to replace James Case. Rusty was born in 1957, and graduated from Williams College and Cornell Law School in 1981 and 1986, respectively. He has practiced law, specializing in international mergers, acquisitions, joint ventures and dispositions and currently serves as an attorney with the law firm of Carlsmith Ball, LLP. He resides in Honolulu, Hawaii.

                The Special Meeting of Unitholders of ML Macadamia Orchards, L.P., scheduled to be held on June 12, 2006, was not held due to an insufficient response level by the unitholders.  The meeting has not been rescheduled.

                This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,189 acres of orchards on the island of Hawaii.

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